Exhibit 99.1

September 20, 2010	Trading Symbol: LXRP: OTCBB
LXX: CNSX

Successful New Oil Well

(Vancouver, BC: September 20, 2010) - Lexaria Corp. (the "Company” or “Lexaria") is very pleased to announce it has drilled another successful well in the Belmont Lake oil field.

The PP-F12-5 is located some 330 feet north of the PP-F12-3 well, and some 330 feet east of the recently drilled 12-4 well. The new well was found to be oil productive with twelve to fourteen feet of net pay as confirmed by logs, and sidewall core examination. Permeability ranged between 1220 – 3540 millidarcys and porosity ranged between 31 – 35.5%, confirming the generally excellent oil-productive characteristics that have been typical of the Belmont Lake oil field.

The new 12-5 well was located with the expectation of being a productive well while simultaneously helping to define what is expected to be the most north-west productive corner of the field. The Company is very pleased that its earlier seismic interpretation and geological expectations seem to have been confirmed with this well.

The Company also generated new technical data with this well that has generally not been available from any publicly-available well data in the region; nor from any well the Company has previously drilled in Mississippi. Analysis of this data is hoped to be helpful in understanding applications of the very large database of seismic data not only to better define the Belmont Lake oil field, but also aid in the Company’s ongoing evaluation for the most likely locations of Belmont Lake “look-alike” fields in the area.

During the next two to three weeks Lexaria’s focus will be on testing the new wells, installing required infrastructure, and connecting them to the existing tank farm to prepare for an increase in oil sales.

During the current drilling program Lexaria has generated a great deal of new data applicable to the Belmont Lake oil field. Lexaria is now examining the possible locations of additional new drill locations adjacent to the existing wells, based in part upon this new data.

Lexaria currently holds a 40% gross working interest in the 12-4 and 12-5 directional wells, and a 32% interest in the 12 and 12-3 wells.

About Lexaria:

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

ON BEHALF OF THE BOARD
"Chris Bunka"
Mr. Chris Bunka, President

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka President/CEO/Chairman
(250) 717 0377

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favourable for field work; no assurance that well treatments will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that the expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. There is no assurance that any future exploration will take place and no assurance that there are any likely locations for Belmont Lake “look-alike” fields. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.